EXHIBIT 4

                  ELIZABETH ALBRIGHT REID SCOTT

                 IRREVOCABLE TRUST AGREEMENT #2


               I, JOHN LATSHAW, of Kansas City, Jackson County, Missouri, hereby transfer and assign to GERARD J. MOS III, as trustee, the property identified in the attached Schedule of Property. That property, any property added to the trust in accordance with the provisions of this instrument, and all investments and reinvestments thereof ("trust principal") shall be held upon the following terms:

                            ARTICLE I
               This instrument may be designated the "ELIZABETH
ALBRIGHT REID SCOTT IRREVOCABLE TRUST AGREEMENT #2" and the initial trust hereby evidenced may be designated the "ELIZABETH
ALBRIGHT REID SCOTT IRREVOCABLE TRUST #2."

                           ARTICLE II

               A. Commencing on the date of this instrument and until the distribution date (as defined in paragraph B of this Article), the trustee shall distribute to ELIZABETH ALBRIGHT REID
SCOTT:

               1. the net income of the trust in convenient installments at least as often as semi-annually; and

               2. although I do not intend that the Trustee should ever make discretionary distributions under this paragraph, the Trustee, in his sole and absolute discretion, may distribute as much of the principal of the trust, even to the extent of exhausting principal, as the trustee from time to time determines to be required for the health, education, maintenance and support of my said Child, considering all circumstances and factors believed pertinent by the trustee; and

               3. when my Child for whom the trust is named reaches the age of sixty years, the trustee shall distribute to such Child one-half of the principal of the trust, as then constituted, if any; and when such Child reaches the age of seventy years, the trustee shall distribute to my said Child the entire balance of the trust, if any.

               B. Upon the death of my Child before withdrawal of the entire balance or complete distribution of the trust, any accrued but undistributed net income thereof shall be paid over and distributed to the estate of my said Child, and the remaining principal of the trust shall be distributed to my then living descendants, or to specifically identified creditors of my said Child's estate, in such amount or proportions and in such lawful interests or estates, whether absolute or in trust, as my Child may have appointed by specific reference to this power in her Last Will and Testament. If such power of appointment is for any reason not effectively or fully exercised by such child, that part or all of the principal and undistributed net income of the trust estate not so appointed by her shall be distributed to the then living lineal descendants of my daughter, ELIZABETH ALBRIGHT REID SCOTT, per stirpes, or, if none, the Trustee shall pay over and distribute the principal of the trust, as then constituted, as follows:

               1. To the JOHN LATSHAW FOUNDATION, provided that said Foundation is at that time a duly organized and existing
Foundation, qualified under Section 501(c)(3) of the Internal
Revenue Code, and provided that a residuary gift to said
Foundation does not constitute a retained interest by Settlor, of any type or kind whatsoever, which would cause any part of the principal of any trust estate created hereunder be includible in Settlor's gross estate for federal estate tax purposes.

               2. If the residuary gift under the above paragraph is not possible for the reasons stated, then in that event the remaining principal of the trust shall be distributed to ST.
ANDREW'S EPISCOPAL CHURCH presently located at 6401 Wornall
Terrace, Kansas City, Missouri and/or such other organizations which are qualified under Section 501(c)(3) of the Internal
Revenue Code and which primarily benefit the Greater Kansas City Metropolitan area, in such amounts and proportions as determined to be appropriate by the trustee hereunder, and subject to such further qualifications as to use and investment as may be properly determined by the trustee, in its sole discretion.

               C. Despite the preceding provisions of this instrument, the trustee may elect to withhold any property otherwise distributable under paragraph B of this Article to a beneficiary who has not reached the age of thirty-five years and may retain the property for that beneficiary in a separate trust named for the beneficiary, to be distributed to the beneficiary when he or she reaches the age of thirty-five years, or before then if the trustee so elects. The trustee shall pay over all of the net income of the trust retained to such beneficiary and shall also pay over so much of the principal of the trust so retained as the trustee determines to be required from time to time for the health, education, maintenance and support of the beneficiary for whom the trust is named, considering all circumstances and factors deemed pertinent by the trustee. If the beneficiary for whom the trust is named dies before complete distribution of the trust, any accrued but undistributed net income thereof shall be distributed to the beneficiary's estate and the remaining principal of the trust shall be distributed to my then living lineal descendants in such amounts or proportions and in such lawful interests or estates, whether absolute or in trust, as such beneficiary may have appointed by specific reference to this power in his or her Last Will and Testament.
If such power of appointment is for any reason not effectively or fully exercised by such child, that part or all of the principal and undistributed net income of the trust estate not so appointed by him or her shall be distributed to his or her then living lineal descendants, per stirpes or, if none, then the Trustee shall pay over and distribute the principal of the trust, as then constituted, as follows:

               1. To the JOHN LATSHAW FOUNDATION, provided that said Foundation is at that time a duly organized and existing
Foundation, qualified under Section 501(c)(3) of the Internal
Revenue Code, and provided that a residuary gift to said
Foundation does not constitute a retained interest by Settlor, of any type or kind whatsoever, which would cause any part of the principal of any trust estate created hereunder be includible in Settlor's gross estate for federal estate tax purposes.

               2. If the residuary gift under the above paragraph is not possible for the reasons stated, then in that event the remaining principal of the trust shall be distributed to ST.
ANDREW'S EPISCOPAL CHURCH presently located at 6401 Wornall
Terrace, Kansas City, Missouri and/or such other organizations which are qualified under Section 501(c)(3) of the Internal
Revenue Code and which primarily benefit the Greater Kansas City Metropolitan area, in such amounts and proportions as determined to be appropriate by the trustee hereunder, and subject to such further qualifications as to use and investment as may be properly determined by the trustee, in its sole discretion.

                           ARTICLE III

               A. While it is not my intent that this trust shall constitute a generation-skipping transfer, notwithstanding any other provision of this instrument:

               1. If a trust created under this instrument (the "original trust") would otherwise be partially exempt from generation-skipping tax after the intended allocation of a GST exemption to it, then, before such allocation and as of the relevant valuation date under Section 2642 of the Internal Revenue Code of 1986, as from time to time amended (the "Code"), with respect to such allocation, trustee may (but need not) create instead two separate trusts of equal or unequal value which shall be identical in all other respects to the original trust, so that the allocation of GST exemption can be made to one trust which will be entirely exempt from generation-skipping tax. The two trusts created under this subparagraph (i) shall have the same name as the original trust except that the trust to which the GST exemption is allocated shall have the phrase "GST exempt" added to its name, and (ii) are sometimes referred to herein as "related." As used in this instrument, the "GST exemption" means the exemption from generation-skipping tax allowed under Section 2631 of the Code.

               2. If property which is held in, or is to be added or allocated to, a trust pursuant to this instrument is subject to different treatment for any reason for purposes of, the generation-skipping tax under Chapter 13 of the Code than other property being added or allocated to, or also held in, that trust, then the trustee may (but need not) hold such property instead as a separate trust that is appropriately designated to distinguish it from the trust to which the property otherwise would have been allocated, but that is identical in all other respects to that trust. The identical trusts resulting from application of this subparagraph are also sometime referred to herein as "related."

               3. It is my intent that the trustee shall not be required to create or administer a trust hereunder that is only partially exempt from generation-skipping taxes, or to commingle property subject to different treatment for generation-skipping tax purposes whether because the transferors with respect to the property are assigned to different generations or otherwise. The provisions of this paragraph A are intended to enable the trustee to avoid such situations by empowering the trustee to segregate trust property (i) that is entirely exempt from generation-skipping tax from trust property that is not exempt, or (ii) that is otherwise treated differently from other trust property for purposes of the generation-skipping tax, and the provisions of this paragraph A should be applied in a manner consistent with this intention.

               B. To the extent it is consistent with the trustee's fiduciary obligations, the trustee, in making discretionary distributions of net income and principal from the related trusts referred to in paragraph A of this Article, shall take advantage of the opportunities provided by the creation of such related trusts to avoid or delay generation-skipping tax when making discretionary distributions, and to maximize the amount of trust property that eventually may be distributed to my grandchildren or more remote descendants without transfer tax of any kind at the termination of all trusts created under this instrument.

                           ARTICLE IV

               The provisions of this Article shall apply to each trust held under this instrument:

               A. If at any time a beneficiary eligible to receive net income or principal distributions is under legal disability, or in the opinion of the trustee is incapable of properly managing his or her financial affairs, the trustee may make those distributions directly to the beneficiary, to a lawful guardian of the beneficiary, or to a custodian selected by the trustee for the beneficiary under a Uniform Transfers to Minors Act or similar applicable law, or may otherwise expend the amounts to be distributed for the benefit of the beneficiary in such manner as the trustee considers advisable. As used throughout this instrument, the term "lawful guardian" shall mean successively in the order named (i) the court-appointed guardian of the estate,
(ii) either parent (other than me), or (iii) the individual having personal custody (whether or not a court-appointed guardian) where no guardian of the estate has been appointed.

               B. All net income accrued or undistributed at the termination of any interest shall be treated as if it had accrued or been received immediately after termination.

               C. Among the circumstances and factors to be considered by the trustee in determining whether to make discretionary distributions of principal to a beneficiary are the other income and assets known to the trustee to be available to that beneficiary and the advisability of supplementing such income or assets. As used throughout this instrument, the term "education" includes, but is not limited to, private schooling at the elementary and secondary school level, college, graduate and professional education, and specialized or vocational training. Notwithstanding the foregoing, no trustee hereunder shall be required to inquire into and ascertain the income and assets available to a beneficiary from sources outside the trustee's control and knowledge.

               D. Except as otherwise provided by law, no interest of any beneficiary shall be subject to anticipation, to claims for alimony or support, to voluntary transfer without the written consent of the trustee, or to involuntary transfer in any event.

               E. If at any time the trustee shall determine that the trust is of a size that is no longer economical to administer, the trustee, without further responsibility, may (but need not) distribute the trust to the beneficiary for whom the trust is named.

               F. For purposes of determining who is a descendant of mine or of any other person:

               1. Legal adoption before the person adopted reached the age of twenty-one years shall be the equivalent in all respects to blood relationship; and

               2. A person born out of wedlock and those claiming through such person shall be deemed to be descendants (i) of the natural mother and her ancestors, and (ii) if the natural father acknowledges paternity, of the natural father and his ancestors, in each case unless a decree of adoption terminates such natural parent's parental rights.

                            ARTICLE V

               A. The trustee shall have the following powers with respect to each trust held under this instrument, exercisable in the discretion of the trustee:

               1. To retain for any period of time without limitation, and without liability for loss or depreciation in value, any property transferred to the trustee, including partnership interests (whether general, special, or limited), even though the trustee would not purchase the property as a trust investment and though its retention might violate principles of investment diversification;

               2. To sell at public or private sale, wholly or partly for cash or on credit, contract to sell, grant or exercise options to buy, convey, transfer, exchange, or lease (for a term within or extending beyond the term of the trust) any real or personal property of the trust, and to partition, dedicate, grant easements in or over, subdivide, improve, and remodel, repair, or raze improvements on any real property of the trust, and in general to deal otherwise with the trust property in such manner, for such prices, and on such terms and conditions as any individual might do as outright owner of the property;

               3. To borrow money at interest rates then prevailing from any individual, bank, or other source, irrespective of whether any such individual or bank is then acting as trustee, and to create security interests in the trust property by mortgage, pledge, or otherwise;

               4. To invest in bonds, common or preferred stocks, notes, real estate mortgages, common trust funds, shares of regulated investment companies, partnership interests (whether general, special, or limited), currencies, or other securities or property, real or personal, domestic or foreign, including partial interests, such as life estate, term or remainder interests, without being limited by any statute or rule of law governing investments by trustee;

               5. To make allocations, divisions, and distributions of trust property in cash or in kind, or partly in each; to allocate different kinds or disproportionate shares of property or undivided interests in property among the beneficiaries or separate trusts, without liability for, or obligation to make compensating adjustments by reason of, disproportionate allocations of unrealized gain for federal income tax purposes;
and to determine the value of any property so allocated, divided, or distributed;

               6. To exercise in person or by general or limited proxy all voting and other rights, powers, and privileges and to take all steps to realize all benefits with respect to stock or other securities; and to enter into or oppose, alone or with others, voting trusts, mergers, consolidations, foreclosures, liquidations, reorganizations, or other changes in the financial structure of any corporation;

               7. To cause any security or other property to be held, without disclosure of any fiduciary relationship, in the name of the trustee, in the name of a nominee, or in unregistered form;

               8. To pay all expenses incurred in the administration of the trust, including reasonable compensation to any trustee, and to employ or appoint and pay reasonable compensation to accountants, depositaries, investment counsel, attorneys, attorneys-in-fact, and agents (with or without discretionary powers);

               9. To deal with the fiduciary or fiduciaries or any other trust or estate, even though the trustee is also the fiduciary or one of the fiduciaries of the other trust or estate;

               10. To compromise or abandon any claim in favor of or against the trust;

               11. To lend money to the personal representative of my estate, and to purchase property from the personal representative of my estate and retain the same for any period of time without limitation, and without liability for loss or depreciation in value, notwithstanding any risk, unproductivity, or lack of diversification;

               12. To commingle for investment purposes the property of the trust with the property of any other trust held hereunder, allocating to each an undivided interest in the commingled property;

               13. To merge and consolidate at any time, despite any contrary provisions of Article III of this instrument, the trust property with the trust property of any related trust created under this instrument and thereafter to administer such trusts as a single trust hereunder;

               14. To receive any property, real or personal, to be added to the trust, from me in any event (and, if the trustee consents in writing, from any other person) by lifetime or testamentary transfer or otherwise;

               15. To execute instruments of any kind, including instruments containing covenants and warranties binding upon and creating a charge against the trust property and containing provisions excluding personal liability;

               16. To perform all other acts necessary to accomplish the proper management, investment and distribution of the trust property; and

               17. To retain any business interest transferred to the trustee, including shares of stock or other interests in or indebtedness of LATSHAW ENTERPRISES, INC., or any other corporation or corporations succeeding to the business of that partnership by consolidation, merger, purchase of assets, or otherwise, as shareholder, security holder, creditor, partner or otherwise, for any period of time whatsoever, even though the interest may constitute all or a large portion of the trust principal; to comply with the provisions of any agreement restricting transfer of the interest; to participate in the conduct of the related business or rely upon others to do so, and to take or delegate to others discretionary power to take any action with respect to its management and affairs which an individual could take as outright owner of the business or the business interest, including the voting of stock (by separate trust or otherwise regardless of whether that separate trust will extend for a term within or beyond the term of the trust) and the determination of all questions of policy; to execute and amend partnership agreements and limited liability company agreements, or amendments to either, specifically including the CON-LIB
HOLDING COMPANY; to participate in any incorporation, reorganization, merger, consolidation, sale of assets, recapitalization, liquidation, or dissolution of the business, or any change in its nature, or in any buy-sell, stock restriction, or stock redemption agreements; to invest in additional stock or securities of, or make secured, unsecured, or subordinated loans to, the business with trust funds; to elect or employ with compensation, as directors, officers, employees, or agents of the business, any persons, including a trustee of any trust held under this instrument, or any director, officer, employee, or agent of a corporate trustee of the trust or any other trust held under this instrument without adversely affecting the compensation to which that trustee would otherwise be entitled;
to rely upon reports of certified public accountants as to the operations and financial condition of the business, without independent investigation; to deal with and act for the business in any capacity, including in the case of a corporate trustee any banking or trust capacity and the loaning of money out of the trustee's own funds, and to be compensated therefor; and to sell or liquidate the business or any interest in the business.

               B. The powers granted in this Article shall be in addition to those granted by law and may be exercised even after termination of all trusts hereunder until actual distribution of all trust principal, but not to the extent prohibited by any rule of law relating to perpetuities.

               C. To the extent that such requirements can legally be waived, no trustee hereunder shall ever be required to give bond or security as trustee, or to qualify before, be appointed by or account to any court, or to obtain the order of approval of any court with respect to the exercise of any power or discretion granted in this instrument.

               D. The trustee's exercise or nonexercise of powers and discretions in good faith shall be conclusive on all persons. No person paying money or delivering property to any trustee hereunder shall be required or privileged to see to its application. The certificate of the trustee that the trustee is acting in compliance with this instrument shall fully protect all persons dealing with a trustee.

               E. Irrespective of any other provisions herein, the trustee is authorized and directed to take such actions as may be necessary or prudent to preserve and protect any tax elections which have been made with respect to corporate stock comprising the trust corpus, including the authority to create and maintain separate trusts or trust shares for each individual beneficiary.

               F. This instrument and all dispositions hereunder shall be governed by and interpreted in accordance with the laws of the State of Missouri.

                           ARTICLE VI

               A. Any trustee may resign at any time by giving prior written notice to the beneficiary or beneficiaries to whom the current trust income may or must then be distributed.

               B. GERARD J. MOS III shall serve as initial trustee of the trust created herein. From and after the death of GERARD
J. MOS III, my Children then living together with the individual named to approve and confirm a successor trustee in paragraph F of this Article, may at any time remove the incumbent trustee by written notice delivered to that trustee and to the person or persons indicated in paragraph F of this Article who will appoint a successor trustee. Except as otherwise provided in paragraphs
D and E of this Article, if GERARD J. MOS III ceases to act as trustee hereunder for any reason, or if any successor trustee appointed as hereinafter provided ceases to act as trustee hereunder for any reason, then the person or persons indicated in paragraph F of this Article shall, by written instrument, appoint any person (other than me, a spouse of mine or a descendant of mine), or any bank or trust company (although it is my preference that no corporate trustee be utilized hereunder), within or outside the State of Missouri, as successor trustee.

               C. The person or persons indicated in paragraph F of this Article may at any time, by written instrument, approve the accounts of the trustee with the same effect as if the accounts had been approved by a court having jurisdiction of the subject matter and of all necessary parties.

               D. If any corporate trustee designated to act or at any time acting hereunder is merged with or transfers substantially all of its assets to another corporation, or is in any other manner reorganized or reincorporated, the resulting or transferee corporation shall become trustee in place of its corporate predecessor.

               E. As often as the trustee shall deem such action to be advantageous to the trusts or to any beneficiary, the trustee may, by written instrument, resign and appoint as substitute trustee with respect to all or any part of the trust principal, including property as to which the trustee cannot act, any person (other than me, my spouse, or a descendant of mine), or any bank or trust company, within or outside the State of Missouri. The substitute trustee shall have all of the title, powers, and discretion of the original trustee.

               F. A successor trustee may be appointed pursuant to paragraph B of this Article and the accounts of the trustee may be approved pursuant to paragraph C of this Article by a majority in number of my Children who are then living, namely ELIZABETH ALBRIGHT REID SCOTT and CONSTANCE HAYNES LATSHAW; provided, that such proposed successor trustee, shall not become a successor trustee unless and until approved and confirmed by the first named of the individuals specified hereafter in this sentence who is then living and is then legally competent to so act, to wit:
RANDAL O. CARLSON, WILLIAM H. SANDERS, JAMES GALE or MATTHEW
MYERS. If a successor trustee needs to be named after the deaths of both of my Children, then in that event the individual named hereinabove to approve and confirm my Children's choice of trustee, who is first named and is then living and legally competent to act, shall have the sole authority to name a successor trustee. If any such beneficiary so entitled to act is then under legal disability, the instrument of appointment or approval may be signed by the lawful guardian of such person on his or her behalf.

               G. The incumbent trustee shall have all of the title, powers, and discretion granted to the original trustee, without court order or act of transfer. No successor trustee shall be personally liable for any act or failure to act of a predecessor trustee. With the approval of the person or persons indicated in paragraph F of this Article who may approve the accounts of the trustee, a successor trustee may accept the account furnished, if any, and the property delivered by or for a predecessor trustee without liability for so doing, and such acceptance shall be a full and complete discharge to the predecessor trustee. The persons named to approve or confirm a successor trustee shall have no liability to any trust or beneficiary hereunder for their action, and the acceptance of such approval by my Children or any other beneficiary shall be a full and complete discharge to such individual charged with that responsibility.

                          ARTICLE VIII

               This Agreement and the trust estates created herein are expressly declared to be irrevocable, and in furtherance of said declaration:

               A. Settlor hereby expressly waives all rights and powers, whether to be exercised alone or in conjunction with others, and regardless of when or from what source Settlor may heretofore or hereafter have acquired such rights or powers, to alter, amend, revoke or terminate any trust estate created herein, or to alter, amend or change in any respect the terms and conditions of this Agreement, in whole or in part.

               B. Settlor hereby renounces any interest, either vested or contingent, in the income or principal of any trust estate created hereunder, and relinquishes all possession or enjoyment of, or right to income from, the property constituting the trust estate, or any part thereof, and all rights and powers, whether to be exercised alone or in conjunction with others, to designate the persons who shall possess and enjoy the property of the trust estate, or the income therefrom.

               C. Notwithstanding any other provision of this Agreement, no portion of the principal or income of the trust estate, or any share thereof, shall ever revert to or be distributed for the benefit of Settlor or Settlor's estate, or shall it be applied or distributed so as to discharge the legal obligation of Settlor to support or maintain a beneficiary hereunder, or to discharge any other legal obligation of Settlor.

               It is Settlor's intention that no part of the principal of any trust estate created hereunder be includible in Settlor's gross estate for federal estate tax purposes, and all provisions herein shall be construed, limited and applied so as to carry out this intention. Any provision hereof which cannot be so construed, limited or applied shall be null and void.

                           ARTICLE IX

               Throughout this instrument, the masculine shall be deemed to include the feminine or neuter, the singular shall be deemed to include the plural, and vice versa.

                            ARTICLE X

               This agreement shall extend to and be binding upon the personal representatives and assigns of Settlor and upon the successors of the Trustee.

               The Trustee and Settlor have signed this agreement as of the date written above.

               I now sign this trust agree on November 16, 1993.

                                            /s/ John Latshaw
                                            JOHN LATSHAW, Settlor


STATE OF MISSOURI   )
                    ) ss:
COUNTY OF JACKSON   )

     On this 16th day of November, 1993, before me, a Notary Public within and for said County and State, personally appeared JOHN LATSHAW, a single man, to me known to be the person described in and who executed the foregoing instrument and acknowledged that he executed the same as his free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the above referred County and State, the day and year last above written.

                                        /s/ Loretta M. Budiani
                                        Notary Public
My Commission Expires:

  May 5, 1995                           Imprint of Seal having
                                        the following words:
                                        Loretta M. Budiani
                                        Notary Public
                                        Notary Seal
                                        State of Missouri



     The trust created by the foregoing instrument are accepted as of the day and year last above written.

                                         /s/ Gerard J. Mos III
                                         GERARD J. MOS III, Trustee


STATE OF MISSOURI   )
                    ) ss:
COUNTY OF JACKSON   )

     On this 16th day of November, 1993, before me, a Notary Public within and for said County and State, personally appeared GERARD J. MOS III, a married person, to me known to be the person described in and who executed the foregoing instrument and acknowledged that he executed the same as his free act and deed.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year last above written.


                                         /s/ Randal O. Carlson
                                         Notary Public
My Commission Expires:

 Imprint of Stamp with the following words:
     Randal O. Carlson
     Notary Public State of Missouri
     County of Jackson
     My Commission Expires April 22, 1995

                      SCHEDULE OF PROPERTY

               This schedule is attached to and forms a part of that certain trust agreement executed by JOHN LATSHAW and known as the ELIZABETH ALBRIGHT REID SCOTT IRREVOCABLE TRUST AGREEMENT #2, and identifies the initial property transferred to the trustee and held subject to the trust created thereunder.

11/16/93                     $ 1,000.00 Cash

11/16/93            24.7827% Partnership Interest CON-LIB Holding
                    Company, a Missouri general partnership